Exhibit 99.1

Watsco Reports Record First Quarter with 32% EPS Growth Rate

EPS Climbs to 33 Cents Achieved by a 24% Sales Gain &

Expanded Operating Margins

COCONUT GROVE, FLORIDA, April 21, 2005 – Watsco, Inc. (NYSE:WSO), the nation’s largest distributor of air conditioning and heating products, today reported record sales, operating income, net income and earnings per share for the first quarter ended March 31, 2005.

Earnings per share increased 32% per diluted share to a record 33 cents on net income of $9.1 million, compared to 25 cents per diluted share on net income of $6.6 million in 2004. Revenues grew $67 million, or 24%, to $346 million. Operating income advanced $4.0 million, or 34%, to a first quarter record of $15.8 million with operating margins improving 40 basis-points to a record 4.6%. Net interest expense decreased 10% to $1.0 million due to a lower effective interest rate. These results include growth in same-store sales and improved operating margins as well as the contribution made by the January 2005 acquisition of East Coast Metal Distributors, a Sunbelt distributor with 27 locations.

On a same-store basis, HVAC revenues grew 7% and gross profit 8% with gross profit margins expanding 20 basis-points. Same-store operating profit grew 17% with operating margins improving 50 basis-points, reflecting the higher gross profit margin and the effective leveraging of operating costs. East Coast Metal Distributors added $46 million of revenues during the quarter and was accretive to first quarter earnings per share.

Albert Nahmad, President & Chief Executive Officer commented, “Watsco continues to operate at record levels of performance and we are off to a good start in the first quarter, which is traditionally our low point in revenues for the year. Our expectations are that Watsco will achieve another year of record operating results. We are also pleased with the performance and spirit of East Coast’s organization, which performed well during its first quarter as part of the Watsco family.”

Watsco will be holding its investor conference call today, April 21, 2005 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the nation’s largest distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC industry, currently operating 345 locations serving over 38,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

Quarters Ended March 31, 2005 and 2004

(In thousands, except per share data)

(Unaudited)

	2005	2004
Revenues	$345,952	$278,715
Cost of sales	258,527	207,268

Gross profit	87,425	71,447
SG&A expenses	71,616	59,658

Operating income	15,809	11,789
Interest expense, net	1,045	1,155

Income before income taxes	14,764	10,634
Income taxes	5,616	4,005

Net income	$9,148	$6,629

Earnings per share for Common and Class B Common Stock:
Basic	$0.35	$0.26
Diluted	$0.33	$0.25

Weighted average Common and Class B Common shares and equivalent shares used to calculate:
Basic	25,935	25,313
Diluted	27,554	26,729

(Note: Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the prior twelve months.)

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$6,665	$85,144
Accounts receivable, net	169,540	145,213
Inventories	248,850	218,704
Other	8,987	8,638

Total current assets	434,042	457,699
Property and equipment, net	16,668	15,093
Other	168,528	135,497

Total assets	$619,238	$608,289

Accounts payable and accrued liabilities	$122,942	$137,103
Current portion of long-term obligations	10,057	10,056

Total current liabilities	132,999	147,159

Borrowings under revolving credit agreement	35,000	30,000
Long-term notes, net of current portion	20,000	20,000
Other long-term obligations	7,934	8,392

Total liabilities	195,933	205,551

Shareholders’ equity	423,305	402,738

Total liabilities and shareholders’ equity	$619,238	$608,289

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